Exhibit 99.1

Daniels Corporate Advisory Co. Inc. (“DCAC”) Announces the Development of Multiple Areas of Expansion.

New York, New York - December 17, 2020, Daniels Corporate Advisory Company (OTC: “DCAC”) Opportunities worked on the last several months are delivering promising results. These new inroads to growth, now acceptable to third party capital providers are possible by the visibility the overall Company is receiving from our Transportation Services subsidiary, Payless Truckers Inc.

For the month of October, Payless had total income of $270,820 that generated Gross Profit of $108,845. Our Program Trucks generated $75,291 of that amount in truck rental income and make ready fees for our fleet and contributed to a Net Profit of $32,026 for the month. The November results will be released shortly. In November we added an additional ten trucks to the fleet bringing our fleet to a total of 18 trucks generating an estimated monthly rental income of approximately $58,500 before debt service payments to our private equity lenders and a five percent maintenance reserve.

Negotiations are continuing with all the parties that were mentioned in our last press release. We expect to conclude most of these deals by year end. During the rest of this month, as we close on the most important we will update shareholders. These relationships include the formal announcement of our deal with Ihander International (the Think Tank) and the potential it adds to the expansion of the Daniels corporate strategy model as an incubator of promising start-ups or early-stage companies. Our discussions included the review of additional concepts for a second subsidiary. This broader view of the Company aided by the addition of another subsidiary creates opportunities for the entire company to attract additional funding from sources that are more long term in nature.

Safe Harbor for Forward-Looking Statements:

The statements above regarding the Company’ s expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Daniels Corporate Advisory Co. Inc. filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Press Release Contact:
Nicholas Viola
CEO
Email: onewallstreetn@aol.com